UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 18, 2012

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 858-3750

                 N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On April 18, 2012, Altair Nanotechnologies (China) Co., Ltd. (the “Company”), an indirect subsidiary of Altair Nanotechnologies Inc. ("Altair"), entered into an Agreement (the "Agreement") with Wu'an Municipal People's Government ("Wu'an") and Handan Municipal People's Government ("Handan") regarding the establishing by the Company of a manufacturing facility in the City of Wu'an, in Hebei Province in China and matters.

The Agreement provides the framework for the Company's location of an up to 3,000 ton per annum lithium titanate oxide (LTO) manufacturing facility in a newly formed technology park in Wu'an, anticipates the future expansion of such facility based on market demand and the establishment of an energy storage system production line.

To provide incentives for the Company to locate in Wu'an, the government of Wu'an has agreed, subject to tender, auction and listing procedures that may be required by law, to make approximately 330 acres of commercial land available to the Company free of charge for a 50 year commercial term and, subject to certain limitations and procedures, to provide tax incentives to the Company.   The Agreement anticipates that the Company will establish a presence in Wu'an immediately, the land use rights being granted in summer of 2012 and the first phase of the Company's manufacturing facility being completed in late 2013.

The Agreement contemplates the purchase by Wu'an and Handan of electric buses beginning in late 2012 and continuing over a period of years, and the future purchase of electric taxis and energy storage systems.  Initial electric vehicle sales are expected to be sourced from third parties in China. The Agreement also contemplates the adoption of laws and policies regulations facilitating or supporting the use of battery energy storage systems to support wind power projects, multi-tenant residential constructions and other initiatives, as well as various tax and loan-related incentives.

The Agreement contemplates the negotiation of additional terms and conditions related to the land use grant, the product purchases and the other support initiatives, including purchase price with respect to many of the electric vehicles, the energy storage systems and related matters.  In addition, the purchases and support initiatives are generally subject to procedural and substantive limitations imposed by federal Chinese law that may limit the ability the respective governmental entity to implement such purchases and initiatives.

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altair's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. These risks include the risk that the government entities with which the Company has contracted will be unable to fulfill their commitment due to legal limitations, including certain procedures required in connection with land use grants and major product purchases; that the government entities will not fulfill their commitments for political or other discretionary reasons, in which case the Company will have no, or limited, remedies; that the Company will run into regulatory, finance or other obstacles as it attempts to expand its operations into China; that the Company interest may be harmed by the absence from the Agreement of terms and conditions that are customary in contracts under U.S. law; that the Company will be unable to expand capacity (or contract with third parties) in order to meet the demand of product orders, particularly products like electric vehicles which the Company does not itself manufacture; that the Company will not experience expected costs savings as a result of its expansion into China and that the Company will not experience an increase in sales volume or, even if it experiences such an increase, that the Company will experience low (or negative) gross margins and not operate profitably in China. Other risks are identified in Altair's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altair expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altair expectations or results or any change in events.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On April 18, 2012, J. Simon Xue resigned as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: April 24, 2012	By:	/s/ Stephen Huang
Stephen Huang, Chief Financial Officer